                                                                     EXHIBIT 2.2




                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG



                                   WEBMD, INC.


                                       AND


                            CERTIFIEDEMAIL.COM, INC.


                                       AND


                          GARY B. "COURT" COURSEY, JR.




                          Dated as of December 31, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                                     Page
                                                                                     ----
ARTICLE 1   PURCHASE OF ASSETS...................................................     1

    1.1     Assets...............................................................     1
    1.2     Assets Excluded......................................................     4
    1.3     Liabilities..........................................................     4
    1.4     Closing..............................................................     5

ARTICLE 2   PURCHASE PRICE.......................................................     7

    2.1     Purchase Price.......................................................     7
    2.2     Payment of Purchase Price............................................     7
    2.3     Transfer Taxes and Filing Fees.......................................     8

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.............     8

    3.1     Organization and Good Standing.......................................     8
    3.2     Authorization for Agreement..........................................     8
    3.3     Authority............................................................     9
    3.4     Capital Stock........................................................     9
    3.5     Voting Structure.....................................................     9
    3.6     Financial Statements.................................................     9
    3.7     Disclosure of Liabilities............................................     9
    3.8     Personal Property....................................................    10
    3.9     Owned Real Property..................................................    11
    3.10    Leasehold Interests..................................................    12
    3.11    Inventory............................................................    13
    3.12    Customers............................................................    13
    3.13    Financial Accounts...................................................    13
    3.14    Accounts and Notes Receivable........................................    14
    3.15    Operating Contracts..................................................    14
    3.16    Computer Software; Other Intellectual Property.......................    14
    3.17    Intangible Property..................................................    16
    3.18    Insurance............................................................    17
    3.19    Employees............................................................    17
    3.20    Benefit Plans........................................................    17
    3.21    Administrative Action and Litigation.................................    18
    3.22    Tax Returns and Audits...............................................    19
    3.23    Full Disclosure; Required Consents...................................    19
    3.24    Environmental Matters................................................    20
    3.25    Outstanding Liabilities..............................................    21

    3.26    No Interest in Other Entities........................................   21
    3.27    No Material Occurrences..............................................   21
    3.28    Year 2000 Warranty...................................................   22
    3.29    Investment...........................................................   22
    3.30    Brokers' Fees........................................................   23
    3.31    Private Placement Memorandum.........................................   23

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................   23

    4.1     Organization and Good Standing.......................................   23
    4.2     Authorization for Agreement..........................................   23
    4.3     Legal Authority......................................................   23
    4.4     Valid and Binding Obligation.........................................   24
    4.5     Accounts Receivable..................................................   24

ARTICLE 5   ADDITIONAL PRE-CLOSING COVENANTS.....................................   24

    5.1     Full Access; Due Diligence...........................................   24
    5.2     Operation of the Business in Regular Course..........................   25
    5.3     Approvals............................................................   25
    5.4     Preservation of Assets...............................................   25
    5.5     Preservation of Organization.........................................   25
    5.6     Use of Property......................................................   25
    5.7     No Default...........................................................   25
    5.8     Risk of Loss.........................................................   25
    5.9     Notice of Developments...............................................   25

ARTICLE 6   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS......................   26

    6.1     Representations and Warranties True; Compliance with Agreement.......   26
    6.2     Corporate Documents and Resolutions..................................   26
    6.3     No Material Change...................................................   26
    6.4     Opinion of Counsel...................................................   26
    6.5     Proceedings and Instruments Satisfactory.............................   27

ARTICLE 7   CONDITIONS PRECEDENT TO SELLER'S AND SHAREHOLDER'S OBLIGATIONS.......   27

    7.1     Representations and Warranties True..................................   27

ARTICLE 8   INDEMNIFICATION BY SELLER............................................   27

    8.1     Indemnification......................................................   27
    8.2     Notice and Payment...................................................   28

ARTICLE 9    NONCOMPETITION AND NONDISCLOSURE.....................................    29

    9.1      Noncompetition and Nondisclosure.....................................    29
    9.2      Specific Performance.................................................    30
    9.3      Reasonable Restraint.................................................    30
    9.4      Severability.........................................................    30
    9.5      Independent Covenants................................................    31
    9.6      Materiality..........................................................    31

ARTICLE 10   TERMINATION AND ABANDONMENT..........................................    31

ARTICLE 11   POST-CLOSING COVENANTS OF SELLER AND SHAREHOLDER.....................    32

    11.1     Further Assurances...................................................    32
    11.2     UCC Matters..........................................................    32
    11.3     Collection of Receivables............................................    32
    11.4     Retentionof Retained Business Records................................    32
    11.5     Corporate Name Changes...............................................    32

ARTICLE 12   MISCELLANEOUS........................................................    33

    12.1     Time is of the Essence...............................................    33
    12.2     Governing Law........................................................    33
    12.3     Terms and Captions...................................................    33
    12.4     Severability.........................................................    33
    12.5     Notices..............................................................    33
    12.6     Counterparts.........................................................    34
    12.7     Schedules and Exhibits...............................................    35
    12.8     Survival.............................................................    35
    12.9     Confidentiality......................................................    35
    12.10    Press Releases and Announcements.....................................    35
    12.11    Binding Effect.......................................................    35
    12.12    Assignment...........................................................    35
    12.13    Entire Agreement; Modification of Agreement..........................    36
    12.14    Remedy at Law Inadequate.............................................    36
    12.15    Remedies Cumulative..................................................    36
    12.16    Expenses.............................................................    36
    12.17    No Third Party Beneficiaries.........................................    36

                           ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 1998, by and among WebMD, Inc., a Georgia corporation ("Purchaser"), certifiedemail.com, Inc., a Georgia corporation ("Seller") and Gary B. "Court" Coursey, Jr., an individual resident of Georgia and the holder of all the voting stock of Seller ("Shareholder").

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, Seller has developed a proprietary system for certifying the delivery of electronic mail via the internet (the "System"); and

          WHEREAS, Seller is engaged in the business of marketing services ("Services") provided by the Seller using the System (the "Business"); and

          WHEREAS, Shareholder has represented that he owns all of the issued and outstanding shares of voting securities of Seller (the "Voting Shares"); and

          WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets and goodwill of Seller as hereinafter described upon the terms and conditions hereinafter set forth; and

          WHEREAS, Purchaser and Seller desire that this Agreement shall set forth their full and complete understanding of the terms and conditions under which Seller shall sell and Purchaser shall purchase such assets and goodwill of Seller;

          NOW THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                              PURCHASE OF ASSETS

1.1  ASSETS.

     Subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined) Seller and Shareholder shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the following properties, assets, rights, contracts and businesses (collectively, the "Assets") (but, except as set forth in Section 1.3, none of the liabilities associated therewith) of Seller and Shareholder:

     (a)  Personal Property.  All of the furniture, fixtures, furnishings,
          -----------------
machinery, equipment, computer hardware, peripherals and accessories, vehicles (including motor vehicle titles and current registrations), technical bulletins, product literature, office supplies and all other tangible personal property of whatever type or description owned or leased by Seller or otherwise used in the Business (the "Personal Property") and all attachments thereto and personal property (including tools and spare parts) associated therewith including, without limitation, those items listed on Schedule 1.1(a) attached hereto;
                                          ---------------

     (b)  Inventory.  All right, title and interest in and to the inventory,
          ---------
materials, parts, work in progress, returned goods and other items used in or arising out of the conduct of the Business including, without limitation, those items set forth in Schedule 1.1(b) attached hereto;
                   ---------------

     (c)  Customer Contracts.  All right, title and interest in and to all
          ------------------
written and oral contracts and other agreements to provide e-mail services ("Customer Contracts") set forth in Schedule 1.1(c), attached hereto and marked
                                    ---------------
with an "*"; provided, however, that Purchaser is not assuming nor is obligated to fulfill, by reason of this Agreement, any obligation, guarantee or responsibility to any customer under the Customer Contracts or otherwise which results from the performance or provision of any services or actions by Seller or failure by Seller to provide any services or actions prior to the Closing Date;

     (d)  Cash and Cash Equivalents  All right, title and interest in and to all
          -------------------------
cash of the Seller which is on hand as of the Closing Date including, without limitation, cash in the accounts set forth in Schedule 1.1(d) attached hereto;
                                              ---------------

     (e)  Accounts and Receivables.  All right, title and interest in and to all
          ------------------------
monies, sums and amounts held by or owed to the Seller in or in connection with all accounts, accounts receivable, notes, notes receivable, instruments, drafts, documents, chattel paper and other receivables and rights to the payment of money or receipt of other benefits which remain uncollected or unreceived on the Closing Date, whether or not evidenced by a writing or reflected in the financial statements to be delivered by Seller to Purchaser pursuant to Section
3.6 hereof (the "Receivables"), including, without limitation, those particularly set out in Schedule 1.1(e) attached hereto;
                        ---------------
     (f)  Operating Contracts.  All rights of Seller pursuant to employment
          -------------------
agreements, nondisclosure agreements, confidentiality agreements, invention assignment agreements, covenants not to compete, licenses, personal service contracts, data processing contracts, joint venture or partnership agreements, contracts with any labor organizations, supplier contracts, loan agreements, bonds, mortgages, options to purchase land and other material contracts ("Operating Contracts") including, but not limited to, those set forth on
Schedule 1.1(f) attached hereto, but excluding those set forth on Schedule 1.2
---------------                                                   ------------
attached hereto; provided, however, that Purchaser is not assuming nor is obligated to fulfill, by reason of this Agreement, any obligation, guarantee or responsibility to any party under the Operating Contracts or otherwise which results from the performance or provision of any services or actions by Seller or failure by Seller to provide any services or actions;

     (g)  Intellectual Property.  All right, title and interest of Seller in and
          ---------------------
to any intellectual property including, without limitation:

          (i) patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered, including, without limitation, those described in Schedules 3.16.(a), 3.16(b), 3.16(d), 3.16(e),
                               ----------------------------------------------
and 3.16(g);
-----------

          (ii) trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, including, without limitation, those described in Schedules 3.16.(a), 3.16(b), 3.16(d), 3.16(e), and 3.16(g);
             ----------------------------------------------------------

          (iii) copyrights, whether registered or unregistered, and registration and applications for registration thereof, including, without limitation, those described in Schedules 3.16.(a), 3.16(b), 3.16(d), 3.16(e),
                               ----------------------------------------------
and 3.16(g);
-----------

          (iv) computer software (including any source or object codes thereof or documentation relating thereto), data and documentation, including, without limitation, those items described in Schedules 3.16.(a), 3.16(b), 3.16(d),
                                     -------------------------------------
3.16(e), and 3.16(g);
--------------------

          (v) trade secrets and confidential business information, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable work, financial, marketing and business data, pricing and cost information, business, customer and supplier lists, including, without limitation, those described in Schedules 3.16.(a), 3.16(b), 3.16(d), 3.16(e),
                               ----------------------------------------------
and 3.16(g).
-----------

The foregoing shall be collectively known as the "Intellectual Property."

     (h)  Intangible Property.  Except as otherwise provided in this Agreement,
          -------------------
all right, title and interest in all:

          (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of any federal, state or local tax) arising in connection with the Business, including, without limitation, those described in Schedule 1.1(h), attached hereto; and
                   ---------------

          (ii) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies for use in connection with the Business, including, without limitation, those described in Schedule 1.1(h).
                                                  ---------------

     (i)  Other Assets.  All other assets and rights relating to the Business
          ------------
not specifically enumerated or excluded herein, including but not limited to, all records relating to products and customers of the Business since its inception, copies of records and data maintained on computer systems, all other transferable rights in and to intangible assets used or held for use in the Business, including goodwill, all proceeds (including insurance policies and proceeds of insurance) and products related to the Assets and the Business, all right, title and interest to all books, ledgers, files, documents, correspondence, telephone numbers, telephone directory advertising, all state unemployment and worker's compensation reserve amounts and experience rates to the extent permitted or required under the laws of the state of Georgia, reports and other printed materials; provided, however, that Seller may retain possession of such books and records that Seller is legally required to maintain, but shall keep such records at its principal place of business and shall provide Purchaser reasonable access thereto after the Closing Date.

1.2  ASSETS EXCLUDED.

     Notwithstanding the foregoing, the Assets shall not include any of the following: the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller; the rights which accrue or will accrue to Seller under this Agreement; the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds; or the assets, properties or rights set forth on Schedule 1.2, attached hereto.
                    ------------

1.3  LIABILITIES.

     Schedule 1.3 sets forth all of the mature and contingent liabilities of any
     ------------
nature whatsoever of Seller existing as of the date of this Agreement. As of the Closing Date, Purchaser shall assume and agree to discharge only those obligations, liabilities and duties of Seller for certain trade payables and accrued expenses related to the Assets (which shall not exceed the current fair market value of the related Assets and shall not include liabilities owed to persons related to Seller or its officers) set forth in Schedule 1.3(a) attached
                                                        ---------------
hereto (the "Liabilities"). Except as specifically provided in Schedule 1.3(a),
                                                               ---------------
it is expressly understood and agreed between the parties hereto that:

     (a)  General Warranties of Title.  The Assets shall be conveyed or assigned
          ---------------------------
by Seller to Purchaser, with general warranties of title, free and clear of any and all liens, restrictions, easements, security interests, security agreements, security deeds, claims and encumbrances (including leases), and Purchaser shall not be deemed to have assumed or to have taken any Assets subject to, and Seller shall be solely liable and responsible for satisfying and discharging in a timely manner, all other liabilities and obligations of Seller, whether known or unknown, mature or contingent.

     (b)  Seller's Breach under Contracts and Agreements. Purchaser shall not
          ----------------------------------------------
assume, and Seller shall remain liable for, all claims and liabilities, whether arising on or before, or subsequent to Closing, resulting from Seller's or Shareholder's breach, on or before Closing, of any covenant, condition or other obligation required of Seller or Shareholder under any contract or agreement including, without limitation, any contract or agreement to provide e-mail services or tracking services.

     (c) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 1.3, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER SHALL NOT ASSUME AND IS NOT ASSUMING, NOR SHALL PURCHASER BECOME LIABLE, OBLIGATED

OR RESPONSIBLE FOR THE PAYMENT OF, ANY DEBTS, LIABILITIES OR OBLIGATIONS OR THE PERFORMANCE OF ANY DUTIES OF SELLER, OF ANY KIND OR NATURE WHATSOEVER, WHETHER NOW OR HEREAFTER ARISING AND WHETHER CONTINGENT OR LIQUIDATED IN AMOUNT, INCLUDING, WITHOUT LIMITATION, ANY DEBTS, LIABILITIES, OBLIGATIONS OR DUTIES ARISING OUT OF ACCOUNTS PAYABLE, TAX LIABILITIES, EMPLOYEE BENEFITS, CONTRACTS, AGREEMENTS OR OTHER TYPES OF LIABILITIES OF SELLER OR RELATED TO THE OPERATION OF THE BUSINESS.

1.4  CLOSING.

     The closing (the "Closing") of all the transactions contemplated herein shall take place not later than the 31st day of December, 1998 (the "Closing Date") at 10:00 a.m., Atlanta, Georgia Time, at the offices of Nelson Mullins Riley & Scarborough, L.L.P., First Union Plaza, 999 Peachtree Street, N.E., Suite 1400, Atlanta, Georgia 30309, or at such other time and place as the parties shall mutually agree. Exclusive possession of the Assets shall be delivered to Purchaser at Closing.

     (a)  Deliveries By Seller and Shareholder.  At the Closing, Seller and
          ------------------------------------
Shareholder shall deliver to Purchaser:

          (i) duly executed assignments, bills of sale, deeds, certificates of title and other instruments of conveyance sufficient to transfer and vest in Purchaser good and marketable title to the Assets, with general warranties of title, free and clear of any and all liens, restrictions, easements, security interests, security agreements, security deeds, claims and encumbrances (including leases), except those liabilities specifically assumed by Purchaser pursuant to Section 1.3 hereof, together with any consents, permits and approvals that may be required of any third parties;

          (ii) certificates executed by a duly authorized executive officer of Seller and by Shareholder to the effect that all warranties and representations of Seller and Shareholder contained in this Agreement are true and correct at and as of the Closing and all conditions precedent to the obligations of Purchaser to consummate the transactions contemplated herein, not otherwise waived by Purchaser, have been fulfilled by Seller and Shareholder;

          (iii) all consents to the assignment of any contracts or other agreements which require such consents prior to sale, assignment or other transfer of such contracts or other agreements;

          (iv) a certificate of incumbency certified by Seller's secretary together with certified copies, dated as of Closing, of the resolutions of Shareholder and of the board of directors of Seller, unanimously approving and authorizing this Agreement and the transactions contemplated hereby;

          (v) true and correct copies, certified by Seller's secretary, of the Articles of Incorporation and Bylaws of Seller;

          (vi) certificates, dated not more than ten (10) days prior to the Closing Date, from Seller's state of incorporation and each state in which Seller is qualified to conduct its Business evidencing the good standing of Seller in each such state; and

          (vii) an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"); and
   ---------

          (viii) such other certificates or documents reasonably requested by Purchaser.

     (b)  Deliveries by Purchaser.  At the Closing Purchaser shall deliver to
          -----------------------
Seller and Shareholder:

          (i)    the Purchase Price as provided in Article 2 hereof;

          (ii) an Assumption Agreement, substantially in the form attached hereto as Exhibit B;
          ----------

          (iii)  the Escrow Agreement; and

          (iv) such other certificates or documents reasonably requested by Seller.

     (c)  Original Contracts and Records.  Simultaneously with the deliveries
          ------------------------------
required by Section 1.4(a) above, Seller and Shareholder shall also deliver original counterparts of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of diskettes, computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller or Shareholder which are part of the Assets, and all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

     (d)  Third Party Consents. Seller represents and warrants that no person
          --------------------
other than Purchaser has any agreement, option, commitment or right to acquire any of Seller's assets, properties or rights or interests therein.

     (e)  Further Assurances.  Seller and Shareholder from time to time after
          ------------------
the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                   ARTICLE 2

                                PURCHASE PRICE
2.1  PURCHASE PRICE.

     (a) Subject to the Escrow Agreement, the purchase price for all of the Assets (the "Purchase Price") shall be the assumption of the liabilities set forth on Schedule 1.3(a) hereto and the issuance by Purchaser to Seller of
         ---------------
50,000 shares of Purchaser's Series D Common Stock (the "WebMD Shares") to be delivered as provided in Section 2.2 herein. The WebMD Shares shall be held in escrow and transferred to Seller's shareholders in accordance with the Escrow Agreement in the percentages set forth on Schedule 2.1, and Seller shall take
                                          ------------
all action necessary to cause the WebMD Shares to be distributed in such manner. The WebMD Shares will be restricted securities and shall be marked with substantially the following legend:

     "These securities have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the provisions of any applicable state securities laws, but have been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the 1933 Act, and under any applicable state securities laws. These securities may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the 1933 Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of these securities."

     Seller warrants that Schedule 2.1 contains a complete and accurate list of
                          ------------
all holders of securities of Seller (together with the class and number of securities held by each such holder).

     (b) In connection with the issuance of any WebMD Shares to Seller or Seller's shareholders, such parties will execute and deliver to Purchaser and the other shareholders of Purchaser a joinder agreement to the Restated Shareholders Agreement, dated as of October 18, 1996, as amended, among Purchaser and Purchaser's shareholders named therein and attached hereto as Exhibit C ("Shareholders Agreement"). The WebMD Shares shall be marked with a
---------
legend referencing the terms and conditions of the Shareholders Agreement.

2.2  PAYMENT OF PURCHASE PRICE.

     At the Closing, Purchaser will deliver:

     (a)  to the Seller, no shares of Purchaser's Series D Common Stock; and

     (b) to the Escrow Agent, 50,000 shares of Purchaser's Series D Common Stock (the "Escrow Amount") to be held by the Escrow Agent on the terms and conditions as set forth in the Escrow Agreement.

2.3  TRANSFER TAXES AND FILING FEES.

     Seller shall be responsible for and shall pay any and all costs and expenses for taxes, fees, stamps, charges, and all documentary, recording or filing fees payable in connection with the transfer of the Assets (collectively, the "Fees").

     Seller warrants that it has the financial resources to pay the Fees and will not fail to pay the Fees after the Closing.


                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

     Seller and Shareholder hereby jointly and severally make each of the following representations and warranties to Purchaser, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, except as expressly disclosed herein, each of which shall be unaffected by any investigation heretofore or hereafter made by Purchaser and each of which shall survive Closing and the transactions contemplated hereby:

3.1  ORGANIZATION AND GOOD STANDING.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the full power and authority to own and lease its properties and to operate the Business in all places where it does business. Seller's principal place of business is located in Fulton County, Georgia, and has been so located since its incorporation.

3.2  AUTHORIZATION FOR AGREEMENT.

     The execution, delivery and performance of this Agreement by Seller and Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller, all requisite corporate actions have been taken by Seller to carry out the terms of this Agreement, and Seller has delivered to Purchaser a Secretary's Certificate which evidences such corporate actions.

3.3  AUTHORITY.

     All of the Voting Shares are owned by Shareholder, and, except as listed on
Schedule 3.3 attached hereto, are free and clear of all liens, encumbrances and
------------
claims of every kind. Shareholder and Seller have the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent required. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated conflicts or will conflict with or results or will result in a breach of Seller's Articles of Incorporation, Bylaws, or the terms, conditions or provisions of any undertaking to which Shareholder or Seller are parties or by which Seller, Shareholder or Seller's Business or Assets are bound. This Agreement constitutes the valid and binding obligation of Shareholder and Seller, enforceable against each of them in accordance with its terms.

3.4  CAPITAL STOCK.

      The authorized capital stock of Seller consists solely of 20 million shares of common stock, no par value per share; 10 million shares are voting shares designated as Class A Common Stock, of which 3.6 million shares are issued and outstanding; and 10 million shares are nonvoting shares designated as Class B Common Stock, of which 333,337 shares are issued and outstanding. Each share of Seller's stock is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. In addition, each share of Seller's stock has been issued in compliance with all federal and state securities laws. No option, warrant, call, conversion right or commitment of any kind exists which obligates Seller to issue any of its authorized but unissued capital stock except as disclosed on Schedule 3.4 hereto.
             ------------

3.5  VOTING STRUCTURE.

     Immediately upon execution of this Agreement, Shareholder will relinquish all but one share of Shareholder's Class A Common Stock. Otherwise, no change in voting structure or relative ownership of Seller is contemplated or will be made after the date of this Agreement.

3.6  FINANCIAL STATEMENTS.

     Shareholder and Seller have delivered to Purchaser copies of the financial statements (collectively, the "Financial Statements") of Seller attached hereto as Schedule 3.6.
   ------------

     Except as noted in Schedule 3.6, such Financial Statements fairly present
                        ------------
the financial condition and results of the operations of Seller as of the date and for the periods indicated thereon.

3.7  DISCLOSURE OF LIABILITIES.

     Shareholder and Seller have delivered to Purchaser an accurate list as of the Balance Sheet Date, attached hereto as Schedule 1.3, of all liabilities of
                                           ------------
Seller, which are reflected in the most recent available Balance Sheet and all liabilities incurred thereafter, whether incurred in the ordinary course of business or otherwise which are not otherwise reflected in the Balance Sheet of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, Shareholder and Seller have provided the following information:

     (a)  a summary description of the liability together with the following:

          (i)    copies of all relevant documentation relating thereto;

          (ii)   amounts claimed and any other action or relief sought; and

          (iii) name of claimant and all other parties to the claim, suit or proceeding.

     (b) the name of each court or agency before which such claim, suit or proceeding is pending;

     (c)  the date such claim, suit or proceeding was instituted; and

     (d) a reasonable best estimate by the Shareholder and Seller of the maximum amount, if any, which is likely to become payable with respect to each such liability.

     Except as set forth on Schedule 1.3, Seller has no, and will not have as of
                            ------------
the Closing Date any additional liabilities nor is there any basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liabilities which have not been disclosed on the most recent available Balance Sheet or which have arisen since the Balance Sheet Date outside of the ordinary course of business.

3.8  PERSONAL PROPERTY.

     Schedule 1.1(a) contains an accurate and complete list and description as
     ---------------
of the Balance Sheet Date and as of the date hereof, of all personal property owned or leased by Seller, including true and correct copies of leases for equipment used in the operation of the Business of Seller and including an indication as to which assets were formerly owned by business or personal affiliates of Shareholder or Seller. Except as shown on Schedule 1.1(a), all of
                                                        ---------------
the furniture, fixtures, furnishings, machinery, equipment, vehicles (including motor vehicle titles and current registrations) and other tangible personal property are in good working order and condition, ordinary wear and tear excepted, free from defects (latent and patent), have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used. All equipment leases for leased personalty set forth on Schedule 1.1(a) are in full force and effect and constitute valid and
         ---------------
binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

3.9  OWNED REAL PROPERTY.

     Schedule 3.9 contains an accurate and complete list of all real property
     ------------
owned by Seller as of the Balance Sheet Date and as of the date hereof (the "Real Property"), together with all buildings and structures presently situated or to be constructed thereon, rents, issues and profits thereof, all deferred or unpaid items with respect thereto, all mineral rights on or underneath the Real Property and all easements, appurtenances and rights appurtenant thereto or otherwise arising in connection therewith. With respect to such Real Property:

     (a)  Good and Marketable Title.  Seller has good and marketable title to
          -------------------------
the Real Property, free and clear of any security interests, easements, covenants, or other restrictions, except for (i) installments of special assessments not yet delinquent and (ii) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, value, or the marketability of title of the Real Property;

     (b)  Pending or Threatened Actions.  There are no (i) pending or threatened
          -----------------------------
condemnation proceedings related to the Real Property, (ii) pending or threatened litigation or administrative actions relating to the Real Property, or (iii) other matters adversely affecting the current use, occupancy, or value thereof;

     (c)  Legal Description and Compliance with all Laws.  The legal description
          ----------------------------------------------
for the Real Property contained in the deeds thereof describe such parcels fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" of "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within a flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available;

     (d)  Governmental Approvals. All facilities, including all buildings and
          ----------------------
structures presently situated or to be constructed (the "Facilities") on the Real Property, have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

     (e)  Additional Leases or Agreements.  There are no leases, subleases,
          -------------------------------
licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of Real Property;

     (f)  Options.  There are no outstanding options or rights of first refusal
          -------
to purchase the Real Property or any portion thereof or interest therein;

     (g)  Possession.  There are no other parties in possession of the Real
          ----------
Property or any portion thereof;

     (h)  Adequate Service.  All Facilities located on the Real Property are
          ----------------
supplied with utilities and other services necessary for the operation of such Facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with applicable laws, ordinances, rules, and regulations and are provided via public road or via permanent, irrevocable, appurtenant easements benefiting the Real Property; and

     (i)  Access.  Each parcel of Real Property abuts on and has direct
          ------
vehicular access to a public road or access via permanent, irrevocable, appurtenant easements benefiting the Real Property.

3.10 LEASEHOLD INTERESTS.

     Schedule 3.10 contains an accurate and complete list of all leasehold
     --------------
interests held by Seller as of the Balance Sheet Date and as of the date hereof (the "Leasehold Property"), together with all buildings and structures presently situated or to be constructed thereon, rents, issues and profits thereof, all deferred or unpaid items with respect thereto, all mineral rights on or underneath the Leasehold Property and all easements, appurtenances and rights appurtenant thereto or otherwise arising in connection therewith granted under the leasehold. Seller has delivered to Purchaser correct and complete copies of the lease granting the leasehold interests in the Leasehold Property (the "Leases"). With respect to each such Lease:

     (a)  Full Force and Effect. The Lease is legal, valid, binding,
          ---------------------
enforceable, and in full force and effect;

     (b)  Full Force and Effect after Closing. The Lease will continue to be
          -----------------------------------
legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

     (c)  No Default or Breach. No party to the Lease is in breach or default,
          --------------------
and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (d)  No Repudiation. No party to the Lease has repudiated any provision
          --------------
thereof;

     (e)  No Disputes. There are no disputes, oral agreements, or forbearance
          -----------
programs in effect for the Lease;

     (f)  No Assignment or Transfer. Seller has not assigned, transferred,
          -------------------------
conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leasehold Property;

     (g)  Government Approvals. All leased facilities, including all buildings
          --------------------
and structures presently situated on or to be constructed on the Leasehold Property (the "Leased Facilities"), leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

     (h)  Utilities and Service. All Leased Facilities thereunder are supplied
          ---------------------
with utilities and other services necessary for the operation of said facilities; and

     (i)  Good and Marketable Title. The owner of the Leased Facilities has good
          -------------------------
and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for (i) installments of special assessments not yet delinquent and (ii) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

3.11 INVENTORY.

     Schedule 1.1(b) contains a complete and accurate list and description of
     ---------------
all inventory of Seller as of the date of this Agreement. Except as noted on
Schedule 1.1(b), the inventory is not obsolete, damaged or defective, has been
---------------
stored and maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used.

3.12 CUSTOMERS.

     Schedule 1.1(c) contains a complete and accurate list of all customers of
     ---------------
Seller as of the date of this Agreement. All such customers are under a written contract with Seller to provide the Services. All Services to customers have been sold and rendered pursuant to such contracts, and have been performed in compliance with the laws, rules and regulations of and under appropriate federal, state and local authorities, regulations and laws except to the extent set forth on Schedule 1.1(c). In addition, Seller is not liable for any claims
             ---------------
or liabilities resulting from Seller's breach of any covenant, condition or other obligation required of Seller under any contract or agreement to provide Services. Shareholder and Seller have previously delivered to Purchaser copies of all such customer contracts and Seller warrants that none of Seller's customers have canceled or substantially reduced or are currently attempting or threatening to cancel or substantially reduce service.

3.13 FINANCIAL ACCOUNTS.

     Schedule 1.1(d) contains a complete and accurate list of all accounts of
     ---------------
the Seller and all other accounts used in the Business and a detailed description of:

     (a) the name of each financial institution in which the Seller has accounts or safe deposit boxes;

     (b)  the names in which the accounts or boxes are held;

     (c)  the type of account; and

     (d)  the name of each person authorized to draw on or have access thereto.

3.14 ACCOUNTS AND NOTES RECEIVABLE.

     Schedule 1.1(e) contains a complete and accurate list of all Receivables of
     ---------------
Seller as of the Balance Sheet Date and as of the date hereof which list includes, but is not limited to, receivables from and advances to employees and Shareholder. On the Closing Date, Shareholder and Seller shall provide Purchaser with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. Except for amounts reserved against on the most recent Balance Sheet or otherwise disclosed on Schedule 1.1(e), the accounts and notes
                                ---------------
receivable will be fully collectible by Purchaser within 60 days of Closing, without offset, recoupment, counterclaim, claim or diminution.

3.15 OPERATING CONTRACTS.

     Schedule 1.1(f) contains a complete and accurate list of all Operating
     ---------------
Contracts as of the Balance Sheet Date and as of the date hereof. Shareholder and Seller further warrant that each has delivered to Purchaser true copies of such agreements. Except to the extent set forth on Schedule 1.1(f), Seller has
                                                  ----------------
complied with all material commitments and obligations pertaining to it and is not in material default under such Operating Contracts and no notice of default has been received. The Seller is not a party to any contract, agreement or other instrument or commitment except as set forth on Schedule 1.1(f).
                                                ---------------

3.16 COMPUTER SOFTWARE; OTHER INTELLECTUAL PROPERTY.

     (a)  Schedule 3.16(a) contains a complete and accurate list of the computer
          ----------------
software that is owned by Seller and used in its business (the "Owned Software"), except for commercially available business systems, software applications and other commercially available over-the-counter "shrink-wrap" software that is generally used by Seller in the ordinary course of its business (the "Business Software"). Except as set forth in Schedule 3.16(a), Seller has
                                                  ----------------
exclusive rights and title to the Owned Software, free and clear of all claims, including claims or rights of joint owners and employees, agents, consultants, customers, licensees or any other parties who may have been involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Each employee, contract programmer, independent contractor, nonemployee agent and person or other entity who has performed development or computer programming services for Seller in connection with the Owned Software has executed a confidentiality agreement in favor of Seller, and Seller has obtained an assignment or license of, or otherwise owns, the intellectual property resulting therefrom. Except as set forth in Schedule 3.16(a) and except
                                                     ----------------
for commercially available "shrink-wrap" software, the Owned Software is not dependent on any Licensed Software (as defined in Subsection 3.16(b) below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties except pursuant to contracts requiring such other parties to keep the Owned Software confidential. (For purposes of the preceding sentence, marketing materials that describe the Owned Software and its functions in general shall not be deemed a publication or disclosure of the Owned Software.) To the best of Seller's knowledge, no such other party has breached any such obligation of confidentiality.

     (b)  Schedule 3.16(b) contains a complete and accurate list of all software
          ----------------
(other than the Business Software) of which Seller is a licensee or lessee or that Seller otherwise has obtained the right to use (collectively, the "Licensed Software"). Schedule 3.16(b) also (a) sets forth a list of all license fees,
            ----------------
rents, royalties or other charges that Seller is required or obligated to pay with respect to Licensed Software and (b) a description of each license, lease or other agreement applicable to the Licensed Software. Seller has the right and license to use, sublicense, modify and copy Licensed Software necessary to operate Seller's business, free and clear of any limitations or encumbrances. Seller is in full compliance with all material provisions of each license, lease or other agreement relating to the Licensed Software. Except as disclosed in
Schedule 3.16(b), none of the Licensed Software has been incorporated into or
----------------
made a part of any Owned Software. Seller has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that Seller leases or markets to others, pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the best of Seller's knowledge, no party to whom Seller has disclosed Licensed Software has breached such obligation of confidentiality.

     (c) The Owned Software, the Licensed Software, and the Business Software constitute all software used in Seller's business (the "Seller Software"). The transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Seller Software or impair Seller's ability to use the Seller Software in the same manner as the Seller Software is currently used or is contemplated to be used by Seller. Seller neither has infringed nor is infringing any intellectual property rights of any third party with respect to the Owned Software, and, to the best of Seller's knowledge, no other person or entity is infringing any intellectual property rights of Seller with respect to the Owned Software.

     (d) Seller and, to the best of Seller's knowledge, each other party to any licensing, leasing or similar arrangements under which Seller is the licensor or lessor or has otherwise granted the right to use the Seller Software are in full compliance therewith and are not in breach of their respective obligations with respect thereto. Seller is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments that, in the aggregate, are less than the cost to perform such installation, modifications, enhancements or services. Except as disclosed on Schedule
                                                                --------
3.16(d), Seller has not granted any licenses or other rights and Seller has no
-------
obligation to grant licenses or other rights with respect to the Seller Software. Seller has complied in all material respects with its obligations to its customers, licensees and lessees in respect of the Seller Software.

     (e)  Schedule 3.16(e) lists and separately identifies all agreements
          ----------------
pursuant to which Seller has granted marketing or brokering rights in the Seller Software to third parties.

     (f) Seller has taken all reasonable and appropriate actions under the laws of all applicable foreign jurisdictions, if any, where Seller has marketed or licensed the Seller Software to protect its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance, the Seller Software.

     (g)  Schedule 3.16(g) hereto sets forth a complete and correct list and
          ----------------
summary description of all patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered, trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, copyrights, whether registered or unregistered, and registration and applications for registration thereof, together with a complete list of all licenses granted by or to Seller with respect to any of the above. Seller has protected by way of patent, trademark or copyright registration or application or otherwise the property listed in Schedule 3.16(g) hereto to the extent
                                    ----------------
reasonably necessary for the conduct of its business as now conducted. Seller validly owns or is validly licensed to use all inventions, processes, know-how, formulas, patterns, designs, trade secrets and confidential information that are used in the conduct of its business as now conducted. All such rights and all rights listed in Schedule 3.16(g) hereto are valid and enforceable and are free
                 ----------------
from any security interest, lien or encumbrance or any default on the part of Seller, and are not now involved in any pending or, to the knowledge of Seller, threatened interference proceeding. No option, license, sublicense or other agreement has been granted in respect of any patent, trademark, brand name, trade secret, confidential information, copyright or pending application therefor listed in Schedule 3.16(g) hereto, except as noted in Schedule 3.16(g).
                   ----------------                            ----------------
Neither the Owned Software nor any of Seller's other owned intellectual property infringes any patent, trademark, service mark, trade or company name, copyright or application therefor or any other related technological right of any other person. None of the rights of Seller described in this Section 3.16(g) will be impaired in any way by the transactions provided for herein, and all of such rights will be fully enforceable after the Closing Date without the consent or agreement of any other party. Seller does not believe it is or will be necessary to utilize any inventions of any of its employees made outside of their employment by Seller.

     (h) Seller has taken all reasonable actions to protect all trade secrets and confidential information associated with the Business.

     (i) The Intellectual Property is adequate for the operation of the Business as currently conducted and as proposed to be conducted.

3.17 INTANGIBLE PROPERTY.

     Schedule 1.1(h) contains a complete and accurate list and summary
     ---------------
description as of the Balance Sheet Date and as of the date hereof, of all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of any federal, state or local tax), franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies owned or held by Seller, all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule
                                                                   --------
1.1(h), such franchises, approvals, permits, licenses, orders, registrations,
------
certificates, variances and similar rights are adequate for the operation of Seller's Business as presently constituted.

3.18 INSURANCE.

     Schedule 3.18 contains a complete and accurate list as of the Balance Sheet
     -------------
Date and as of the date hereof, of all insurance policies carried by Seller and all insurance loss runs or workmen compensation claims received for the past two
(2) policy years. Seller has delivered complete copies of all policies currently in effect. The insurance carried by Seller with respect to its properties, assets and Business is with reputable insurers. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. Seller's insurance has never been canceled and Seller has never been denied coverage.

3.19 EMPLOYEES.

     Schedule 3.19 contains a complete and accurate list of all officers,
     -------------
directors and employees of Seller and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively), job title and date of employment as of the Balance Sheet Date and as of the date hereof. Seller warrants that with respect to all employees, Seller is and has been at all times in compliance with all federal, state and local laws, rules and regulations with respect to employment, wages, hours and benefits. Seller is not engaged in any unfair labor practices nor are any unfair labor practices or other complaints against Seller filed with or threatened to be filed with or by the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar agency or instrumentality of any state or local government; and Seller has experienced no labor interruptions over the past two years and considers its relationship with employees to be good.

3.20 BENEFIT PLANS.

     Schedule 3.20 contains a complete and accurate list of all employee benefit
     -------------
plans (the "Benefit Plans") of Seller, including employment agreements and any other agreements containing "golden parachute" provisions, and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date and as of the date hereof. With respect to such Benefit Plans, Seller warrants:

     (a)  Except as described in Schedule 3.20, Seller does not have a pension,
                                 -------------
profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan or arrangement.

     (b)  Except as described in Schedule 3.20, all employee benefit plans are
                                 -------------
in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal

Revenue Code of 1986, as amended (the "Code"), have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.20 hereof.
                                -------------

     (c)  Except as disclosed in Schedule 3.20, all reports and other documents
                                 -------------
required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.20 hereof.
                        -------------

     (d)  Neither Shareholder, any plan listed on Schedule 3.20, nor Seller has
                                                  --------------
engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed in Schedule 3.20 has
                                                         -------------
incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and Seller has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. Shareholder and Seller further represent that:

          (i) there have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

          (ii)  no plan listed in Schedule 3.20 subject to the provisions of
                                  -------------
Title IV of ERISA has been terminated;

          (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any plan listed in Schedule
                                                                     --------
3.20;
----

          (iv)  Seller has not incurred liability under Section 4062 of ERISA;
and

          (v)   Except as otherwise noted on Schedule 3.20, Seller will
                                             -------------
terminate the employee benefit plans identified on Schedule 3.20 prior to
                                                   -------------
Closing and Purchaser hereby consents to such termination.

3.21 ADMINISTRATIVE  ACTION AND  LITIGATION.

     Except as set forth on Schedule 1.3:
                            ------------

          (i) Seller and Shareholder are not in default under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller;

          (ii) there are no charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands pending or threatened against or affecting Seller and Shareholder, at law or in equity by third parties, or others, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it; and

          (iii) no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Seller and Shareholder have conducted and are conducting the Business in substantial compliance with requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might adversely affect the operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Business, taken as a whole.

3.22  TAX RETURNS AND AUDITS.

      Seller has timely filed all requisite federal, state and other tax returns for all fiscal periods ending on or before the Balance Sheet Date. Seller has currently paid when due all taxes levied and imposed in connection with the operation of its Business, including, without limitation, applicable sales and use taxes, social security taxes, business license taxes, federal and state income taxes, employment taxes, federal and state withholding taxes, unemployment taxes, workmen's compensation taxes, franchise taxes, property taxes, ad valorem taxes and all similar taxes; except as set forth on Schedule
                                                                      --------
1.3, there are no open years, examinations in progress or claims against it for
---
federal, state or other taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim, whether pending or threatened, for taxes has been received. The amounts shown as accruals for taxes on the Financial Statements of Seller as of the Balance Sheet Date are sufficient for the payment of all taxes of the kind indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of any (a) tax examinations (b) extensions of statutory limitations, and (c) the federal and local income tax returns and franchise tax returns of Seller for its last two fiscal years, or such shorter period of time as it shall have existed, are attached hereto as Schedule 3.22.
                                                 -------------

3.23  FULL DISCLOSURE; REQUIRED CONSENTS.

      The certified copies of the Articles of Incorporation and Bylaws, both as amended to date, of Seller and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on Schedules attached hereto or which have been delivered to Purchaser in connection with the transaction contemplated hereby are complete and correct. Seller and any other party therein is not in default thereunder except as set forth in the Schedules and documents attached to this Agreement. The rights and benefits of Seller thereunder will not be adversely affected by the transactions contemplated hereby and the execution of this Agreement or the attachments and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of the Articles of Incorporation and Bylaws, and leases, instruments, agreements, licenses, permits, certificates or other documents. Except as set forth in
Schedule 3.23, none of such leases, instruments, agreements, contracts,
-------------
licenses, permits, certificates or other documents requires notice to, or the consent or approval of, any governmental agency or other third party to the transactions contemplated to remain in full force and effect.

3.24  ENVIRONMENTAL MATTERS.

      Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

      Seller and the Business are in full compliance with all the terms and conditions of all required permits, licenses and authorizations, and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, Schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. During the period of Seller's ownership or lease of any Real Property there have been no emissions, migrations, releases, discharges, spillage or disposals in, on, at, under, adjacent to or affecting (or potentially affecting) such Real Property or any neighboring properties.

      Shareholder and Seller are not aware of, nor have Shareholder or Seller nor any of Seller's subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

      There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the best of its knowledge, threatened against Seller in connection with the conduct of the Business relating in any way to the laws referred to in this Article or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws.

      Seller agrees to provide reasonable cooperation to Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Assets.

3.25  OUTSTANDING LIABILITIES.

      Except for the liabilities being assumed by Purchaser as set forth on
Schedule 1.3(a), Seller has paid or made arrangements for the payment of all
---------------
monies and similar indebtedness owed to any of its creditors in such a manner so as to prevent Purchaser from incurring any liability for the payment thereof and/or any such creditors from asserting a claim against the transactions contemplated hereunder upon any alleged violation of the Bulk Sales Law provisions of the State of Georgia. Seller and Shareholder acknowledge that Purchaser, Seller and Shareholder have agreed to waive compliance with such Bulk Sales Law; provided, however, that Purchaser may publish a notice of the sale of the Assets in accordance therewith.

3.26  NO INTEREST IN OTHER ENTITIES.

      Seller owns no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity. Seller's interest in the Assets is held directly by Seller and not through any association, partnership, joint venture or other legal entity.

3.27  NO MATERIAL OCCURRENCES.

      Since the Balance Sheet Date, there has not been:

      (a) any change in the financial condition, assets, liabilities (contingent or otherwise), income or Business of Seller;

      (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or Business of Seller;

      (c) any change in the authorized capital of Seller or in its securities outstanding or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

      (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any if the capital stock of Seller;

      (e) any increase in the compensation, bonus, sales commissions of fee arrangement payable or to become payable by Seller to any of its officers, directors, shareholders, employees, consultants or agents, or any payments made to or for the benefit of Shareholder that were not normal and ordinary and consistent with past practices of Seller;

      (f) any work interruptions, labor grievances or claims filed, proposed law or regulation or any event or condition of any character, materially adversely affecting the Business or future prospects of Seller;

      (g) any sale or transfer, or any agreement to sell or transfer, any assets, property or rights of Seller to any person, including, without limitation, the Shareholder or their affiliates;

      (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Seller, including, without limitation, any indebtedness or obligation of any shareholder or any affiliate thereof;

      (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

      (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets;

      (k)  any waiver of any material rights or claims of Seller;

      (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party; or

      (m) any transaction by Seller outside the ordinary course of its Business.

3.28  YEAR 2000 WARRANTY.

      Seller warrants that the occurrence in or use by the Purchaser of dates on or after January 1, 2000 (the "Millennial Dates") will not have an adverse effect on the performance of the Business purchased herein with respect to date-dependent data, computations, output or other functions (including, without limitation, calculating, computing or sequencing) and the Seller's Services and Business will create, store and generate output data related to or including the Millennial Dates without errors or omissions.

3.29  INVESTMENT.

      Seller and each shareholder of Seller who will receive the WebMD Shares shall deliver to Purchaser an acknowledgment that the WebMD Shares have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws and that the WebMD Shares are being offered and sold are in reliance upon federal and state exemptions for transactions not involving a public offering. Seller and each shareholder of Seller shall further represent that (a) the WebMD Shares are being acquired solely for Seller's or shareholder's own account for investment purposes, and not with a view to the distribution thereof (except to the shareholders of Seller); (b) Seller and each shareholder is a sophisticated investor with knowledge and experience in business and financial matters; (c) Seller and each shareholder has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the WebMD Shares; (d) Seller and each shareholder is able to bear the economic risk and lack of liquidity inherent in holding the WebMD Shares; and (f) Seller and each shareholder is an accredited investor for the reasons set forth on Schedule 3.29 attached hereto.
                                                 -------------

3.30  BROKERS' FEES.

      Shareholder and Seller have not engaged any broker or finder and shall indemnify Purchaser against any and all claims for payment of brokerage commissions or finder's fee in connection with the transactions contemplated herein.

3.31  PRIVATE PLACEMENT MEMORANDUM.

      Seller and Shareholder have not provided to any party the Private Placement Memorandum of certifiedemail.com, Inc. dated January 21, 1998 (or any portion thereof) for any reason, including, but not limited to, as an inducement to invest in Seller.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby warrants and represents to Seller, all of which representations and warranties are true and correct as of the date hereof and will be true and correct on the Closing Date, and shall survive Closing, as follows:

4.1   ORGANIZATION AND GOOD STANDING.

      Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the full power and authority to own and lease its properties and to operate its business in all places where it does business. Purchaser's principal place of business is located in Fulton County, Georgia, and has been so located since its incorporation.

4.2   AUTHORIZATION FOR AGREEMENT.

      The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Purchaser, all requisite corporate actions have been taken by Purchaser to carry out the terms of this Agreement, and Purchaser has delivered to Seller a Secretary's Certificate which evidences such corporate actions.

4.3   LEGAL AUTHORITY.

      Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent required hereby. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby conflicts or will conflict with or results or will result in a breach of Purchaser's Articles of

Incorporation, Bylaws, or the terms, conditions or provisions of any undertaking to which Purchaser is a party or by which Purchaser or its business or assets are bound.

4.4   VALID AND BINDING OBLIGATION.

      This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

4.5   ACCOUNTS RECEIVABLE.

      Purchaser hereby represents and warrants that it will attempt to collect the accounts receivable of Seller being sold to Purchaser by Seller pursuant to the terms of this Agreement in accordance with the Purchaser's existing business practices relating to the collection of accounts receivables.


                                   ARTICLE 5

                       ADDITIONAL PRE-CLOSING COVENANTS

      The parties additionally agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1   FULL ACCESS; DUE DILIGENCE.

      Purchaser and its representatives may, at reasonable times, visit the premises of Seller and inspect the Assets and have full access to all of the books, properties, contracts, commitments and records of Seller for the purpose of examining and conducting a prudent due diligence inquiry of the Business and the Assets. Seller and its officers, employees and agents shall cooperate with and assist in every respect Purchaser and its representatives in connection with this inspection. Promptly after the execution of this Agreement, Seller shall deliver to Purchaser a copy of all title insurance policies and other evidence of Seller's ownership or leasehold interest in real property, together with surveys, soil tests, and any other material report, study or documents regarding the Assets that is in the possession of Seller or otherwise available to Seller.

5.2   OPERATION OF THE BUSINESS IN REGULAR COURSE.

      Seller shall diligently proceed to conduct the Business in the ordinary course and will take no action, embark on any course of inaction, or enter into any transaction outside of the ordinary course of business. Without limiting the foregoing, Seller shall not enter into any contract or commitment to sell or lease any equipment, machinery, or other assets constituting the Assets or engage in material transactions affecting the Assets without prior written consent of Purchaser.

5.3   APPROVALS.

      Seller will use its best efforts to obtain any consents by any third party or government authority or agency required or deemed desirable by Purchaser in connection with the consummation of the transactions contemplated hereby.

5.4   PRESERVATION OF ASSETS.

      Seller shall diligently preserve and maintain the Assets in the ordinary course of business and in a manner consistent with prudent business practices.

5.5   PRESERVATION OF ORGANIZATION.

      Seller shall use its best efforts to preserve Seller's business organization intact, to keep available to Seller the present employees of Seller and to preserve for Purchaser the present relationships of Seller with its customers, suppliers and others having business relations with it.

5.6   USE OF PROPERTY.

      All tangible property of Seller and real property used in the Business will be used, operated, maintained and repaired in a careful and efficient manner.

5.7   NO DEFAULT.

      Seller shall not act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, permit, license, commitment or obligation.

5.8   RISK OF LOSS.

      Seller shall maintain in full force and effect all of its insurance presently in effect and shall bear all risk of loss with respect to the Assets.

5.9   NOTICE OF DEVELOPMENTS.

      Seller shall give prompt written notice to Purchaser of any material developments affecting the Assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Business. Each party will give prompt notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated hereby.

                                   ARTICLE 6

                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Purchaser:

6.1   REPRESENTATIONS AND WARRANTIES TRUE; COMPLIANCE WITH AGREEMENT.

      The representations and warranties of Shareholder and Seller in this agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such Closing Date, and Seller and Shareholder shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall receive a certificate to that effect as described in Section 1.4(a).

6.2   CORPORATE DOCUMENTS AND RESOLUTIONS.

      Seller shall deliver or cause to be delivered to Purchaser those items set forth in Section 1.4.

6.3   NO MATERIAL CHANGE.

      The Assets shall be in substantially the same or superior condition as existing on the date of this Agreement and not be adversely affected or threatened to be affected in any way as a result of fire, explosion, earthquake, disaster, accident, condemnation, any action or threatened action by the United States or any governmental authority, flood, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. To the extent any item of the Assets is damaged, destroyed, condemned or suffers a casualty prior to the Closing Date, at Purchaser's option, the Purchase Price shall be reduced by an appropriate amount.

6.4   OPINION OF COUNSEL.

      Purchaser shall receive from counsel for Shareholder and Seller a written opinion, dated as of the Closing Date, addressed to Purchaser in form and substance satisfactory to Purchaser, in the form attached hereto as Exhibit D.
                                                                    ---------

6.5   PROCEEDINGS AND INSTRUMENTS SATISFACTORY.

      All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all appropriate documents incident thereto shall be satisfactory in form and substance to Purchaser; and Seller shall have made available to Purchaser for examination the originals or true and correct copies of all records and documents which Purchaser may reasonably request in connection with the transactions contemplated hereby.

                                   ARTICLE 7

        CONDITIONS PRECEDENT TO SELLER'S AND SHAREHOLDER'S OBLIGATIONS

      Each and every obligation of Seller and Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, unless waived in writing by Seller:

7.1   REPRESENTATIONS AND WARRANTIES TRUE.

      The representations and warranties of Purchaser in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such Closing Date, and Seller shall have received a certificate from an executive officer of Purchaser to that effect.


                                   ARTICLE 8

                           INDEMNIFICATION BY SELLER

8.1   INDEMNIFICATION.

      Seller and Shareholder hereby agree to jointly and severally indemnify, defend and hold harmless Purchaser and its officers, directors, employees, agents, representatives, successors and assigns of, from, against, and in respect of any and all loss, liability and expense resulting from:

      (a) Any and all liens, restrictions, easements, security interests, security agreements, security deeds, claims and encumbrances (including leases) against any of the Assets, and all other liabilities and obligations of Seller, whether known or unknown, mature or contingent to the extent such liabilities and obligations are not to be expressly assumed by Purchaser pursuant to Section
1.3 hereof;

      (b) Any misrepresentation, breach of representation or warranty, or nonfulfillment of any obligation on the part of the Seller or Shareholder made or given in or with respect to this Agreement, or from any misrepresentation in or omission from any Schedule hereto or other instrument furnished or to be furnished to Purchaser in connection with the transactions provided for in this Agreement; and

      (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including attorney, engineer, and expert witness fees) incident to any of the foregoing provisions. Seller and Shareholder hereby waive any and all contractual, statutory and other causes of action, at law or in equity, which Seller or Shareholder have or may have now or in the future against Purchaser arising out of or in any manner connected with the foregoing.

      Without limiting the generality of the foregoing, Seller and Shareholder agree that they will continue to defend at their own expense any pending actions against Seller which are based on dealings prior to the Closing Date with customers, suppliers and other parties, and Purchaser agrees to cooperate with Seller and Shareholder in such matters.

8.2   NOTICE AND PAYMENT.

      Purchaser shall give Seller and Shareholder written notice of any claim, suit, liability or demand which gives rise to indemnification by Seller and Shareholder pursuant to this Agreement (hereinafter referred to as "Purchaser's Notice"). Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by Purchaser.

      (a) Seller or Shareholder may elect to compromise or defend, at Seller's or Shareholder's own expense and by Seller's or Shareholder's own counsel, any matter involving the asserted liability of Purchaser so long as Seller or Shareholder pursue the same diligently and in good faith. If Seller or Shareholder undertake to compromise or defend such asserted liability, Seller or Shareholder shall within 15 days (or sooner, if the nature of the asserted liability so requires) notify Purchaser of their intent to do so, and Purchaser shall cooperate, at the expense of Seller or Shareholder, in the compromise of, or defense against, any such asserted liability. Notwithstanding the foregoing, Purchaser shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided that Seller's or Shareholder's counsel shall be lead counsel. After Seller or Shareholder have notified Purchaser of their intention to undertake to defend or settle any such asserted liability, and for so long as Seller or Shareholder diligently pursue such defense, Seller and Shareholder shall not be liable for any additional legal expenses incurred by Purchaser in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by Seller or Shareholder, in which event Purchaser shall be reimbursed by Seller or Shareholder for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If Seller or Shareholder desire to accept a final and complete reasonable settlement of asserted liability and Purchaser refuses to consent to such reasonable settlement, then Seller's and Shareholder's liability under this Article 8 with respect to such asserted liability shall be limited to the amount so offered in settlement and Purchaser shall reimburse Seller or Shareholder for any additional costs of defense which it subsequently incurs with respect to such claim.

      (b) If Seller or Shareholder do not undertake to defend such matter to which Purchaser is entitled to indemnification hereunder, or fail to diligently pursue such defense, Purchaser may undertake such defense through counsel of its own choice, at the cost and expense of Seller or Shareholder, and Purchaser may settle such matter, and Seller or Shareholder shall reimburse Purchaser for the amount paid in such settlement and any other liabilities or expenses incurred by Purchaser in connection therewith, provided, however, that Purchaser shall not settle any such claim without the written consent of Seller and Shareholder, which consent shall not be unreasonably withheld.

     (c) All sums paid by Purchaser for which Seller or Shareholder are obligated to reimburse Purchaser under this Article 8 (together with interest thereon from the date of Purchaser's payment of any amounts until paid in full) shall be paid within ten days of demand with interest calculated at the maximum rate allowed under Georgia law.


                                   ARTICLE 9

                       NONCOMPETITION AND NONDISCLOSURE

9.1  NONCOMPETITION AND NONDISCLOSURE.

     Shareholder and Seller agree that, for a period of two (2) years following the Closing Date, they shall not, directly or indirectly, for themselves or for or through Seller's present officers, directors, shareholders, or agents:

     (a)  Nonsolicitation of Customers. Solicit or attempt to solicit Customers
          ----------------------------
(as defined below), directly or indirectly, to induce or encourage them to acquire or obtain from anyone other than the Purchaser, service competitive with or substitute for any Service. For purposes of this Section, a "Customer" refers to any person or group of persons with whom Seller or Shareholder has or had direct material contact with regard to sales, delivery or support of the Services, including prospective clients or customers;

     (b)  Nonsolicitation of Employees. Employ, induce, solicit for employment,
          ----------------------------
or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee of the Purchaser for the purpose of providing services that are the same or similar to the types of services offered or engaged in by Seller, the Shareholder or the Purchaser as of the date of this Agreement;

     (c)  Noncompetition. Engage directly or indirectly in any business which is
          --------------
similar to Seller's Business, whether such engagement be as an employer, officer, director, owner, investor, employee, partner or consultant. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Shareholder or Seller, its officers, directors or employees from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter;

     (d)  Proprietary Information. Not disclose at any time now or in the
          -----------------------
future, Seller's or Purchaser's proprietary information, trade secrets, customers, or other confidential information, including, but not limited to, nonpublic financial statements, price lists and pricing information, information concerning costs, charges, operating procedures and results, marketing and business plans, mailing lists, marketing research, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.2  SPECIFIC PERFORMANCE.

     Each of the parties acknowledges and agrees that the Purchaser would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which Purchaser may be entitled, at law or equity.

9.3  REASONABLE RESTRAINT.

     It is agreed between the parties that the foregoing covenants in this
Article 9 impose a reasonable restraint on Shareholder and Seller in light of the activities and business of Shareholder and Seller as of the date of this Agreement.

9.4  SEVERABILITY.

     The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

9.5  INDEPENDENT COVENANTS.

     All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Shareholder or Seller against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which Shareholder or Seller are in violation of any provision of this Article 9 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Purchaser seeks to enforce the agreements and covenants of Shareholder and Seller or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

9.6  MATERIALITY.

     Shareholder and Seller hereby agree that this Article 9 is a material and substantial part of this transaction.

                                  ARTICLE 10

                          TERMINATION AND ABANDONMENT

     This Agreement may be terminated and abandoned on or prior to the Closing Date as follows: (i) by mutual consent of all parties hereto; (ii) by Purchaser if the conditions precedent contained in Article 6 hereof have not been fulfilled or waived in writing on or prior to the Closing Date; (iii) by Purchaser if Purchaser is not satisfied with the results of its continuing business, legal and accounting due diligence regarding the Seller, Shareholder or Business; or (iv) by Seller if the conditions precedent contained in Article 7 hereof have not been fulfilled or waived in writing on or prior to the Closing Date. In the event of termination by any party as provided above, written notice shall promptly be given to the other parties and each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby. A termination under the provisions of this
Article 10 shall not prejudice any claim for damages that any party may have hereunder or at law or in equity.


                                  ARTICLE 11

               POST-CLOSING COVENANTS OF SELLER AND SHAREHOLDER

11.1 FURTHER ASSURANCES.

     Seller shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as Purchaser may require to more effectively carry out the transfer of the Assets and the consummation of the matters contemplated by this Agreement.

11.2 UCC MATTERS.

     From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

11.3 COLLECTION OF RECEIVABLES.

     After Closing, Purchaser shall have the sole right to collect and to endorse with the name of Seller any checks received on account of any receivables. If Seller receives payment from customers owing hereunder to Purchaser, Seller will remit such payments to Purchaser within ten (10) days of receipt thereof.

11.4 RETENTION OF RETAINED BUSINESS RECORDS.

     Seller agrees that prior to the destruction of any business records which deal with matters prior to the Closing Date and which are not transferred to Purchaser pursuant to this Agreement, Seller will advise Purchaser, in writing, of such intended destruction. If, within thirty (30) days after such notice, Purchaser notifies Seller that Purchaser wishes to have such records preserved, Seller will deliver such records to Purchaser, at Purchaser's expense.

11.5 CORPORATE NAME CHANGES.

     On the Closing Date, Seller shall change its corporate name, at Purchaser's expense, to another name which is not similar to "certifiedemail.com, Inc.," "certifiedemail" or any other name which is likely to cause confusion with "certifiedmail.com, Inc." or "certifiedemail." Seller further agrees that after the Closing Date, it shall no longer use any of such names without the prior written consent of Purchaser in each instance.


                                  ARTICLE 12

                                 MISCELLANEOUS

12.1 TIME IS OF THE ESSENCE.

     Time is of the essence of this Agreement.

12.2 GOVERNING LAW.

     This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia notwithstanding principles of conflicts of laws.

12.3 TERMS AND CAPTIONS.

     The term "Agreement" as used herein, as well as the terms "herein," "hereof," "hereunder" and the like shall mean this Agreement in its entirety and all Schedules and Exhibits attached hereto and made a part hereof. The captions and section headings hereof are for reference and convenience only and do not enter into or become part of the context. All pronouns, singular and plural, masculine, feminine or neuter, shall mean and include the person, entity, firm, or corporation to which they relate as the context may require.

12.4 SEVERABILITY.

     In the event that any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction, this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect and there shall be substituted for such stricken provision a like but legal and enforceable provision which most nearly accomplishes the intention of the parties hereto.

12.5 NOTICES.

     All notices, requests, demands, and other communications shall be deemed to have been duly given if in writing and sent by hand or reliable overnight delivery, telecopier (receipt confirmed) or certified or registered mail, postage prepaid, to the appropriate address indicated below or to such other address as may be given in a notice sent to the other parties hereto:

     If to Purchaser:

                  WebMD, Inc.
                  400 The Lenox Building
                  3399 Peachtree Road, NE
                  Atlanta, Georgia  30326
                  Telephone: (404) 479-7600
                  Telecopier: (404) 479-7651
                  Attention: Chief Executive Officer

         with a copy to:

                  Nelson Mullins Riley & Scarborough, L.L.P.
                  999 Peachtree Street, N.E., Suite 1400
                  Atlanta, Georgia  30309
                  Telephone: (404) 817-6000
                  Telecopier: (404) 817-6050
                  Attention:  James Walker IV, Esq.

         If to Seller and/or Shareholder:

                  certifiedemail.com, Inc.
                  2870 Peachtree Road, Suite 414
                  Atlanta, Georgia 30305
                  Telephone: (404) ________
                  Telecopier: (404) 705-5836
                  Attention:  Mr. Gary B. "Court" Coursey
         with a copy to:

                  The Law Offices of Kirby Turnage
                  999 Peachtree Street, N.E.
                  Suite 1700
                  Atlanta, Georgia 30309
                  Attention:  Kirby Turnage, Esq.

12.6  COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.7  SCHEDULES AND EXHIBITS.

      Each Schedule and Exhibit referred to in this Agreement is hereby incorporated by reference and made an integral part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

12.8  SURVIVAL.

      All representations, warranties, covenants and agreements contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall survive Closing and the consummation of the transactions contemplated herein, notwithstanding any investigation or examination made by or on behalf of any of the parties.

12.9  CONFIDENTIALITY.

      Whether or not the transactions contemplated herein are consummated, the parties hereto agree to keep confidential any and all information and data with respect to another party which it received as a result of any investigation or disclosure made in connection with this Agreement and which is not otherwise available to third parties; provided, however, that each party shall be permitted to disclose any such information or data (a) to the extent such party believes that such disclosure is reasonably required by applicable law or regulation, and (b) as is necessary to obtain consents to the transactions contemplated hereby. In the event the transactions contemplated by this Agreement are not consummated, each party shall return all documents, work papers, financial statements and other materials and information obtained from another party, or its agents, pursuant to this Agreement.

12.10 PRESS RELEASES AND ANNOUNCEMENTS.

      No party shall issue any press release or announcement or make any other public disclosure relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other Party, which consent shall not be unreasonably withheld; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation, in which case, the disclosing party will advise the other party prior to making the disclosure.

12.11 BINDING EFFECT.

      This Agreement shall be binding upon and shall inure to the benefit or detriment of the parties hereto and their respective heirs, personal representatives, permitted successors and assigns.

12.12 ASSIGNMENT.

      No party may assign any of its rights, duties or obligations under this agreement without the prior written consent of the other parties and any attempt to do so shall be null and void and of no force and effect upon the non-consenting party.

12.13 ENTIRE AGREEMENT; MODIFICATION OF AGREEMENT.

      This Agreement embodies the entire agreement of the parties relating to the subject matter and supersedes all prior oral or written agreements between the parties with respect to said subject matter. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by each of the parties.

12.14 REMEDY AT LAW INADEQUATE.

      Shareholder and Seller hereby acknowledge and agree that, upon any actual or threatened breach of any of the provisions of this Agreement, Purchaser will suffer irreparable damages and its remedy at law will be inadequate, and Purchaser and its successors and assigns shall be entitled to injunctive or other equitable relief in addition to any other remedy it may have for a breach of such provisions.

12.15 REMEDIES CUMULATIVE.

      All remedies, rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and not restricted to those provided by law.

12.16 EXPENSES.

      Each party shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

12.17 NO THIRD PARTY BENEFICIARIES.

      Nothing in this Agreement is intended to create a benefit in favor of, or an obligation to, any person or entity not a party to this Agreement.

     IN WITNESS WHEREOF, Shareholder has executed this Agreement and Seller and Purchaser have caused their duly authorized officers to execute this Agreement, under seal, all as of the day and year first above written.

                                           "SELLER"

                                           certifiedemail.com, Inc.,
                                           a Georgia corporation

                                           By:  /s/ Gary B. "Court" Coursey, Jr.
                                                --------------------------------
                                           Its: President
                                                --------------------------------

        [CORPORATE SEAL]

                                           "SHAREHOLDER"


                                           /s/ Gary B. "Court" Coursey, Jr.
                                           -------------------------------------
                                           Gary B. "Court" Coursey, Jr.


                                           "PURCHASER"

                                           WebMD, Inc., a Georgia corporation


                                           By:  /s/ W. Michael Heekin
                                                --------------------------------
                                           Its: Executive Vice President
                                                --------------------------------
         [CORPORATE SEAL]